Vistance Networks Board Approves Special Distribution

Richardson, TX, August 6, 2026 – Vistance Networks (NASDAQ: VISN) (“Vistance” or the “Company”), a global provider of intelligent network solutions, today announced its Board of Directors (the “Board”) declared a special cash distribution of $5.00 per share, payable on August 27, 2026, to holders of record of its common stock as of the close of business on August 17, 2026.

Pursuant to Nasdaq Rule 11140(b)(2), since the amount of the special cash distribution will be 25% or greater of the value of the Company’s common stock, the ex-dividend date shall be August 28, 2026, the first business day following the payment date.

The Company will fund the payment of the distribution with cash proceeds received in connection with the sale of its Ruckus Networks business to Belden Inc. on July 1, 2026.

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Vistance Networks, Aurora Networks, and their logos are trademarks of Vistance Networks, Inc. and/or its affiliates in the U.S. and other countries. For additional trademark information see https://www.vistancenetworks.com. All other product names, trademarks and registered trademarks are property of their respective owners.

About Vistance Networks:

Vistance Networks (NASDAQ: VISN) shapes the future of communications technology, pushing past what is possible. We deliver solutions that bring reliability and performance to a world always in motion. Our global team of innovators and employees are trusted advisors who listen to customers first, then deliver value. Discover more at www.vistancenetworks.com.

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Financial Contact:

Jenny Thompson

Jenny.Thompson@vistancenetworks.com

This press release includes forward-looking statements that are based on information currently available to management, management’s beliefs, as well as on a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. In providing forward-looking statements, the company does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise.

Source: Vistance Networks